FOR IMMEDIATE RELEASE

COMPOSITE TECHNOLOGY ANNOUNCES APPOINTMENT OF STEWART RAMSAY AS PRESIDENT OF CTC CABLE

Irvine, CA – August 17, 2010 -- Composite Technology Corporation (CTC) (OTC Bulletin Board: CPTC) announced today that it has appointed Stewart M. Ramsay as President of its subsidiary, CTC Cable Corporation, based in Irvine, California, effective on August 16, 2010.

Mr. Ramsay is a utility industry veteran with a broad range of experience and expertise.  Prior to CTC and since 2007, Mr. Ramsay was an independent consultant to the utility industry in which he undertook a variety of assignments including strategic planning, asset management, organizational transformation, and technical regulatory support.  His clients included major utilities in the US, Canada, and South Africa, as well as a number of industry related technology companies.

Mr. Ramsay was Vice President of Asset Management and Electric Transmission for Pacific Gas and Electric Company and prior to that he was Vice President of Distribution Asset Management for American Electric Power. Mr. Ramsay served as Senior Vice President of UMS Group Inc., an international management consulting firm serving the global utilities industry.  Prior to that he served in other positions at UMS including Managing Director in the UK where he was responsible for the UK/European business segment.  During his tenure at UMS he was accountable for performance management, process improvement and asset management products and services for utilities focused on transmission, distribution, and customer service throughout North America, Europe, Australia and New Zealand.  Mr. Ramsay started his career at R.W. Beck and Associates, working his way up to Associate and Senior Director responsible for an engineering group that delivered planning and design work for utility clients in the Southeast U.S., Caribbean and Southeast Asia.

Mr. Ramsay is a graduate of Northeastern University with a BSEE in Power Systems.  He has served on the Board of the WECC and was WECC’s representative to the Member Representative Committee of the National Electricity Reliability Corporation (NERC).  Mr. Ramsay is a Member of the Expert Advisors Board of the California Emerging Technology Fund, a non-profit formed by the California Public Utilities Commission.  He previously served on the Transmission Research Policy Advisory Committee for the California Energy Commission.

Stewart Ramsay commented, “I am very pleased to be joining CTC.  I have been very impressed with the organization, the products it produces and its commitments to safety and quality.  I believe that the ACCC® conductor is exactly what the transmission industry needs.  It is already in use in many utilities and has delivered significant value over the alternatives.  It has been used to provide immediate benefits in terms of constraint removal on existing facilities.  It also creates the ability to build new lower impact transmission lines.  The strength of the conductor’s core can support longer spans, tighter rights of way, shorter towers and a number of other capabilities that utilities and their stakeholders have been looking for.  It only makes sense that the utility industry should adopt carbon composites.  Their strength, quality and reliability have been proven in other high risk industries like aerospace and their application in our industry is a perfect fit and will allow us to move rapidly and cost effectively toward modernizing the grid.  I believe that the company is poised for significant growth and I am very happy to take a leadership role in continuing the company’s success.”

2026 McGaw Avenue Irvine, California 92614 USA Tel: (949) 428-8500 Fax: (949) 660-1533

Benton Wilcoxon, CEO of Composite Technology Corporation, stated, “We are very pleased to have attracted such an experienced transmission strategist with very strong leadership capabilities and great credibility within the utility industry to lead our CTC Cable business.  I am impressed with Stewart’s vision of the important role that our technology will play in the “modern” grid.  Stewart’s experience and seasoned perspective will help us to better understand and respond to the needs of transmission companies.  We believe that his leadership, along with his technical knowledge and insights into the industry, will position CTC to better serve the utility industry by effectively communicating how our technology enables excellent and economic solutions to the challenge of modernizing the electrical grid.”

About CTC:
Composite Technology Corporation’s patented ACCC® conductor technology enables superior performance of high voltage transmission and distribution electrical grids.  ACCC® conductors use CTC’s proven carbon fiber core which is produced by its subsidiary, CTC Cable Corporation, at its Irvine, California headquarters and delivered to qualified conductor manufacturers who produce and distribute ACCC® conductors to operators of electrical grids worldwide.  CTC’s conductor technology significantly reduces thermal line sag and can replace similar diameter and weight traditional conductors with its higher capacity and more energy efficient ACCC® conductor.  It is an ideal conductor for both upgrading existing power lines as well as building new lines since the technology allows for the reduction of the number of support structures and/or a reduction of their height.  Since its commercial introduction in 2005, nearly 9,000 kilometers of ACCC® conductor have been installed in all environmental and operating conditions, including severe heat and ice environments, long span applications and high capacity corridors for the modern grid.  ACCC® is a registered trademark of CTC Cable Corporation.

For further information, visit our website: www.compositetechcorp.com or contact Investor Relations:  James Carswell, +1-949-428-8500.

This press release may contain forward-looking statements, as defined in the Securities Reform Act of 1995 (the "Reform Act"). The safe harbor for forward-looking statements provided to companies by the Reform Act does not apply to Composite Technology Corporation (the “Company”). However, actual events or results may differ from the Company's expectations on a negative or positive basis and are subject to a number of known and unknown risks and uncertainties including, but not limited to, resolution of pending and threatened litigation matters involving CTC or its subsidiaries, resolution of disputes with CTC’s or subsidiaries’ creditors competition with larger companies, development of and demand for a new technology, general economic conditions, the availability of funds for capital expenditure and financing in general by us and our customers, availability of timely financing, cash flow, securing sufficient quantities of essential raw materials, timely delivery by suppliers, ability to maintain quality control, collection-related and currency risks from international transactions, the successful outcome of joint venture negotiations, or the Company's ability to manage growth. Other risk factors attributable to the Company's business may affect the actual results achieved by the Company, including those that are found in the Company's Annual Report filed with the SEC on Form 10-K for fiscal year ended September 30, 2009 and subsequent Quarterly Reports on Form 10-Q and subsequent Current Reports filed on Form 8-K that will be included with or prior to the filing of the Company’s next Quarterly or Annual Report.

2026 McGaw Avenue Irvine, California 92614 USA Tel: (949) 428-8500 Fax: (949) 660-1533